U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10
Amendment Number 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission file number: 000-56457

Livento Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-3999052
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Registrant’s Principal Office

17 State Street, 10004, New York

Registrant’s telephone number, including area code:

+1(980)432-8241

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “Livento,” “we,” “our,” or “us” means Livento Group, Inc. Our principal place of business is located at 17 State Street, 10004 New York, and our telephone number is 908 432 8241.

Livento Group, Inc. is a Nevada corporation founded in 2013, previously specializing in developing and marketing a diverse line of proprietary stem cell-based products. The Company became inactive in 2017 and, in March 2022, acquired Livento Group LLC (“Livento”), which resulted in a change in its business model. In June 2022, we changed our name to Livento Group, Inc. Livento now operates in three primary sectors; film and television production, software development, and real estate projects.

Management believes that the movie and television production, software development, and marketing lines present a stable business model with high growth potential. We are filing this Form 10 to ensure our shareholders’ liquidity in their shares going forward. We are also filing this Form 10 to overcome the impediments to shareholder liquidity resulting from being a “Shell Company.” However, we cannot give assurance that we will achieve these goals.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties beyond our control. To discuss these risks, you should read this entire registration statement carefully, especially the risks discussed under the “Risk Factors” section. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and additional information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results. Accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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Item 1. Business.

Prior Operations

ORGANIZATIONAL HISTORY

We were incorporated in the State of Nevada on October 30, 2013, under the name “Bling Marketing, Inc.”. Until December 29, 2014, we were a wholesaler of jewelry, principally earrings, rings, and pendants (“BMI Business”). We recognized a minimal amount of sales from operations before the three months ending June 30, 2014, and were accordingly classified as a shell company. During the three-month ended June 30, 2014, we began working with several distributors to sell our jewelry products to retail outlets and, as a result, recognized sales revenue of $22,025 during the said period. On September 11, 2014, we filed a Current Report on Form 8-K indicating that we were no longer a shell company as defined by Rule12b-2 of the Exchange Act in light of our operations through the quarter that ended June 30, 2014.

On December 26, 2014, we entered into an Agreement and Plan of Merger (“Nugene Merger Agreement”) with NuGene Inc., a California corporation (“NuGene”). On December 29, 2014 (the “Closing Date”), we filed a certificate of merger in the State of California whereby our subsidiary, NG Acquisition Inc. (“Acquisition Sub”), merged with NuGene. As a result, NuGene, the surviving entity, became our wholly owned subsidiary. The transaction under the Nugene Merger Agreement was deemed to be a reverse merger, whereby the Company (the legal acquirer) is considered the accounting acquiree and NuGene is considered the accounting acquirer, and NuGene (the legal acquiree) is considered the accounting acquirer. The assets, liabilities, and operations of the acquired entity, NuGene, were brought forward at their book value, and no goodwill was recognized.

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In connection with the NuGene Merger Agreement, we entered into a Business Transfer and Indemnity Agreement dated December 29, 2014 (the “Indemnity Agreement”) with our former Chief Executive Officer and Director, Dena Kurland providing for:

1.	The transfer of our jewelry business operations existing on the date of the Indemnity Agreement (the “BMI Business”);
2.	The assumption by Ms. Kurland of all liabilities of our Company and the indemnification by Ms. Kurland holding our Company harmless for any and all liabilities arising at or before the date of the Indemnity Agreement;
3.	The payment by NuGene to Ms. Kurland of $350,000 in cash; and
4.	The surrender by Ms. Kurland of 15,000,000 shares (before giving effect to the Stock Split discussed below) (the “Indemnity Shares”) of our Company’s common stock representing 95% of the then outstanding common stock (all of which shares have been deemed cancelled by the Company).

Pursuant to the terms of the Nugene Merger Agreement, 26,052,760 shares of Company common stock and 1,917,720 Company a newly designated Series A Preferred Stock were issued to the former NuGene shareholders. The Series A Preferred Stock was: (i) initially convertible into common stock at a ratio of one to one, (ii) as long as there were a minimum of 900,000 shares of Series A Preferred Stock outstanding, the holders of the Series A Preferred Stock had the right to elect a majority of the board of directors and (iii) the holders of the Series A Preferred Stock, generally voting as a class with the holders of common stock, had for each share of Series A Preferred Stock three times the number of votes permitted to each share of common stock.

On December 26, 2014, our board of directors approved a 15.04 to one stock split (“Stock Split”) in the form of a stock dividend to holders of our common stock as of that date. To affect that board action, each recipient of the stock dividend would receive 14.04 additional shares of common stock for every share of common stock held.

On December 29, 2014, we completed the sale of 2,000,000 shares of our common stock to 18 purchasers (“Stock Placement”) for proceeds totaling $2,000,000, including (a) $1,625,000 of cash and (b) automatic conversion of promissory notes in the principal amount of $375,000.

NuGene was incorporated in California in December 2006 and formed and funded by our founders, Ali Kharazmi and Mohammed Kharazmi, M.D. The initial focus of NuGene was to develop and market customized skin care products. As part of that focus, NuGene sought to leverage the working relationships developed by our founders with the plastic surgery community. NuGene directed significant time and resources on developing anti-aging and scar treatment/reduction products.

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In 2007 Nugene continued to focus on “age-defying” products utilizing peptide complexes (see further description below) and nano-encapsulation for absorption into the skin (see additional description below). We introduced a limited product line under the NuGene name and co-branded the products with an affiliated entity, Genetic Institute of Anti-Aging, Inc. (“GIAA”), which the Kharazmi owned. We utilized the services of a Korean-based contract manufacturer to supply our products. This product line (the “GIAA Line”) was based on peptides and did not utilize stem cells. We had very modest sales in 2007, with our sole customer GIAA, a related party.

In 2008 we stopped production of the GIAA Line, and sales were limited to selling the remaining inventory through medical offices and GIAA. With the GIAA Line discontinued, we spent the remainder of 2008 considering different formulations and methodologies for improved anti-aging products.

In 2009 and 2010, we had limited activity and minimal sales. Our sales were mainly overseas and limited to the remaining inventory of the GIAA Line. We continued to explore how we might advance our formulations and methodologies. We expended funds on research and development, carried out mainly by scientists engaged by the Company.

In 2011 our founders decided to use adult adipose human stem cells (undifferentiated cells found throughout the body that multiply by cell division to replenish dying cells and regenerate tissues) as the foundation of the formulation for its products. In 2011 the Company developed a proprietary process to extract human adult stem cells from fat cells that the Company then used in its customized NuGene line explicitly made for those client(s). Throughout 2011 we continued to provide autologous, or mature, fat-derived stem cells for use in clinical procedures utilizing this technology. Through this process, the Company refined its ability to culture adult human stem cells to render human-conditioned stem cell media at a proprietary concentration, a primary ingredient in the NuGene line of cosmeceuticals. The Company believes that this proprietary concentration, combined with our unique formulations, will provide NuGene with a significant competitive advantage.

In 2012 we completed our initial line of cosmeceutical products based on these adipose-derived stem cells. We branded this advanced skincare line solely under the NuGene name (the “NuGene Line”). We eliminated the unpleasant odor associated with stem cells by adding a fragrance with a very low incidence of allergic reaction. The packaging of this new product line bears no resemblance to the prior GIAA Line. We also manufactured the NuGene Line ourselves at a small laboratory facility that we leased from an affiliated entity owned by one of our founders.

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Throughout 2013 we continued to expand the product offerings of the NuGene Line. The Company focused its stem cell work on surgical and orthopedic regeneration. These services were delivered to one client, which was an affiliated entity. Sales of the NuGene Line were limited as we were in an initial rollout and branding phase.

During 2014, we focused our efforts on transitioning to a cosmeceutical skincare business for mass distribution. With this transition and expanded attention to our consumer products, we sought to develop our marketing plan and distribution channels. By the end of 2014, we had wholesalers distributing products from the NuGene Line to medical offices and medical spas throughout the United States. December 31, 2014, we had about 50 locations selling our products. In addition to the NuGene Line, we generated revenues from an affiliate, Advanced Surgical Partners (“ASP”), which is also owned by our CEO and Chairman of the Board, Messrs. Ali and Mohammed Kharazmi, respectively. Revenues generated from ASP resulted from NuGene providing Plasma Rich Platelet and Stem Cell injections for orthopedic and plastic surgery procedures to ASP. We provided these products and services to ASP as we transitioned into commercializing our cosmeceutical product lines. We expect further to minimize these product sales and services to ASP in early 2015.

Our target customers primarily consisted of middle-aged men and women concerned with their aging skin and hair loss. Although our distributors were primarily west of the Mississippi River, our products were sold throughout the United States.

By 2017, our cosmeceutical skincare business had been discontinued as we could not obtain financing for operations on reasonable terms and became inactive. Our corporate charter was revoked in Nevada.

On January 26, 2020, Emergent, LLC (“Emergent”), a Nevada LLC controlled by Milan I Hoffman, was appointed the custodian of the Company and proceeded to revive the Company’s existence and resolve its outstanding indebtedness. This was completed as to all indebtedness except for one convertible rate promissory note of $120,000. See Litigation. In March, 2022, Ms. Hoffman sold her 100 shares of Series A Preferred stock in the Company and certain shares of Series C Preferred Stock to Livento Group, LLC. Also in March 2022, David Stybr, our CEO and the sole owner of Livento Group, LLC, agreed to contribute Livento Group, LLC to the Company in exchange for a transfer to him of the 100 shares of Series A Preferred Stock which gave Mr. Stybr voting control of the Company. The Series C Preferred Stock purchased by Livento Group, LLC were cancelled. As a result of these transactions our current operations are the operations of Livento Group, LLC.

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Livento Group operations started in 2017 as the internal team spearheaded the development of financial management software based on artificial intelligence for investment entities. This software currently provides several clients with data processing and analytical services in the investment management sector. Management believes that this segment of our operations will provide meaningful revenue, but we can give no assurance that this will happen. The product is best described as an automated system that can analyze large quantities of data, focusing on selected parameters and predicting short-term future behavior within a specific portfolio of selected assets. The software chooses assets with the highest potential based on a set of specifications and properties, predicting short-term future behavior within a particular portfolio.

In 2020 the Company acquired land for a residential real estate development project, amounting to 4 million USD, with a completion target of late 2022. The property is being developed into 16 residential condominiums in a suburb of Prague in the Czech Republic, and all of the condominium units have signed purchase agreements totaling 12 million. The development cost was approximately 3 million USD. Accordingly, the gross profits from this project (not counting carrying costs) will be about 5 million USD. The Company had one more real estate project in the planning phase but planned to sell it and not develop the property further. The Company invested in a residential project total amount of around 825,000 USD and is currently looking for a buyer. We entertain three potential buyers and expect to finalize it by the end of 2022. We do not have any further plans to engage in additional real estate development projects.

Present Operations

The Company established on the 17th of June 2022 its own film and television production subsidiary, BOXO Productions, Inc., a Delaware corporation (“BOXO”), where we meet with top film and movie producers. BOXO’s business model is strongly oriented toward the growing demand for content to fill cinemas after COVID19 and the expansion of online content distributors. BOXO Productions will hold all assets related to Company’s business in movies in the future and currently doesn’t employ any personnel. In most of its projects, BOXO is not primarily dependent on the movie’s success, as a distributor pays it before the film is finalized and receives a share of the revenue from cinemas’ box office and home sales. BOXO plans to produce up to 6 movies and 12 television productions during 2022. BOXO also intends to participate in other films based on management’s assessment of their potential success in cinemas already in the post-production phase. BOXO will focus on negotiating distribution agreements that provide for its sharing in the box office sales of these movies. Scripts are chosen by BOXO’s production team, which regularly receives offers from authors commonly involved in the film industry. BOXO may acquire movie or television rights in various stages of development. Less frequently, BOXO receives offers for participating in a project’s post-production phase. BOXO finances movies via internal resources, loans, and investors depending on the project’s state of development and the Company’s cash position.

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The team has been involved either as producers, executive producers, or agents over the years on the following movies, which have been aired both in theaters and streaming services such as Netflix, Prime Video, Paramount, and Disney Plus:

●	The Misfits; a 2021 Action/Thriller featuring Pierce Brosnan
●	Packaging of Ironman movie
●	Black Swan; a 2010 Drama/Thriller featuring Natalie Portman, Mila Kunis, Winona Ryder, and Vincent Cassel
●	Extremely Wicked, Shockingly Evil and Vile; a 2019 Crime/Drama featuring John Malkovich and Zac Efron
●	Marley & Me; a 2008 Comedy/Drama featuring Jennifer Aniston and Owen Wilson
●	The Last Full Measure; a 2019 War/Drama featuring Samuel L. Jackson and Ed Harris
●	Worth; a 2020 Drama featuring Michael Keaton and Stanley Tucci Jr.
●	American Traitor: The Trial of Axis Sally; a 2021 Drama that features Al Pacino
●	Best Sellers; a 2021 Drama/Comedy featuring Michael Caine and Cary Elwes

Currently, the Company’s primary focus is the activities of BOXO Productions. As previously mentioned, new movies and television productions are started monthly, with the target being six movies and twelve television productions this year. The Company will use the proceeds of the condominium sales to fund the activity and operations of BOXO.

The Company won’t continue in its real estate activities, is finalizing current projects, and will not pursue new opportunities in this segment. The last remaining project, Thunder, was a proposed 52 unit condominium apartment building in Prague. We had an option to purchase the parcel for the construction of the project, but allowed the option to lapse. The parcel remains available and the project now which consists of budget, architectural drawings, and project plans. We will endeavor to sell the project hopefully during last quarter of 2022, but can give no assurance that we will be successful in those efforts. Any buyer needs to secure the land and hire construction company to build the project. Any proceeds from the sale of this project will be added to our general working capital.

Trends in the Market

Management believes that the entertainment industry is experiencing structural changes. COVID19 changed the movie distribution business and offered new business models and potential growth to participants who provide apps and streaming content directly to consumers through the Internet. Based on management’s analysis of recent market statistics and trends, we believe these models have become dominant trends in this market segment.

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Management also believes that these trends will continue and that there is a large market for BOXO’s films and television productions. The movie production market has expanded significantly in the last two years and is likely to continue growing significantly in the coming years. Management has observed that online streaming platforms continually require new content, and an increased number of connected devices will likely result in more customers using these services. In the next few years, many developed and emerging nations will add new customers to the network.

The Company has internally developed software called “Elisee” that can capture large amounts of data and create predictive behavior based on client inputs that assist the client in establishing its investment portfolio. Successfully building an equity portfolio is not simple since one must consider the future of particular industries and the companies within them. Retail investors and Family Offices lack complex historical data, and this is where Elisee excels. This data has been acquired from Dow Jones and other public sources and dissected and analyzed. We believe in diversification but place more emphasis on those industries and companies with a more promising outlook based on guidance from Elisee. Management believes each potential customer’s financial situation and investment needs are unique. We see the constant shift of the world’s financial markets, real estate prices, CPI data, and effective portfolio management as the key to success.

Elisee uses algorithms that read market data and neurological network abilities to determine the best path forward and make ongoing corrections over time. The main idea is based on reducing risk by investing in several assets. Investors should approach assets individually and carefully assemble them into their portfolios. When creating an optimal portfolio, Elisee constantly measures two factors. The first factor is a parameter expressing potential profitability, and the second parameter represents risk. It is necessary to consider the riskiness of the individual assets in the portfolio, their mutual covariance, or their mutual correlation to calculate the risk of the entire portfolio. Covariance expresses the extent to which two investment instruments move in the same direction at a specific time.

The investor could create his portfolio from all the points in the picture. But only points E, N, and J form an admissible set suitable for the investor. This set is also bounded by the efficient frontier, characterized by the rational investor choosing only those portfolios that offer the maximum expected return for the specified amount of risk. And at the same time, he chooses a portfolio that provides him the minimum risk for the given amount of expected return. If the investor chooses point E, he can no longer create a better mix of stocks in his portfolio. If an investor establishes a portfolio from any combination lying on the efficient frontier, it will be the best possible portfolio combination in the given situation.

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We identified this as a unique opportunity to support several companies with different needs and to aid them in their asset selection process. We developed our system that can read large amounts of data and run portfolio analyses on these assets, providing improved portfolio management and performance.

The system’s development commenced in early 2018, and the first version took one year of development and testing with various basic data sets. Currently, Livento has a team of three analysts who focus on the maintenance and further development of the system. We are continually developing and improving our software, making it more robust, stable, and capable of supporting an increased number of asset classes.

Key summary of points:

●	Elisee was developed and tested over four years.
●	Elisee has had a successful and profitable track record for three years.
●	Elisee can process 1 TB of data in 1 hour.
●	Elisee uses neurological network algorithms to determine and analyze large data portions.

Marketing Strategy

Our marketing strategy comprises the following components; social media (Twitter, LinkedIn, FB, etc.), PR and video communications, and a personal approach. The strategy differs based on the product offered. They may be described as follows:

Social media:

The BOXO brand is currently. We can rapidly, quickly, and reliantly inform all stakeholders about necessary and relevant news. We use promotional posts to gain company followers.

PR and video communications:

A professional IR agency was hired to write our PR communications, arrange interviews with Management, write articles, and introduce them via different channels to the media. Video interviews and conference attendance are also planned for more prominent investors’ involvement.

Personal approach:

Our software uses a direct and personal approach via different marketing channels, including social networks, industry liaisons, and articles in specialized magazines.

Employees

We currently have eleven employees and consultants. Three of our employees are specialized in Elisee development, three are engaged in Financial Management, and two are involved in administrative positions. The remaining employees are engaged in various management positions. We anticipate hiring additional employees or consultants over the next three months to support the growth of BOXO. None of our employees are covered by a collective bargaining agreement.

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Competition

BOXO competes with other production companies focused on movies and online streaming platforms. Our main market advantage is direct contact via the producer team to top Hollywood icons, including well-known producers, directors, actors, and distribution companies that pay BOXO before the film is finalized.

The competition to our software is other software products performing similar functions. We differentiate ourselves in specializing and providing a proven track record in several specific market segments, where we can offer predictive behavior of assets with and without our decision-making process.

In all aspects of our business, we face competition from companies with more significant resources than we have, but we have gradually and consistently grown despite this.

Facilities

We currently occupy space within serviced office suites in New York City and Prague in the Czech Republic. Since our employees and consultants work virtually, we believe this arrangement is adequate for us and allows us to operate at a very low cost. In the future, if we require more office space, we will acquire appropriate quarters within which to operate.

Item 1A. Risk Factors.

An investment in the Company is highly speculative and involves a high degree of risk.

Risks Related to our Business

We have limited resources and We may not be able to raise additional capital as it is needed to fund our operations.

We operated at a net income of $633,668 for the period ended June 30, 2022, in addition to our cash resources, which were about $118,344 on June 30, 2022, which are inadequate to execute our growth plans. We are dependent upon the additional investment of which there can be no assurance. We also plan to sell our real estate project to fund further BOXO projects and software business development.

Real Estate Project May Not be Completed or Sold

Projects in real estate can be influenced by market conditions and changes in demand or economic cycles that can cause either delays in sales of properties, changes in pricing, or both. We seek to minimize this risk through close monitoring of market conditions, but can give no assurance that our efforts will be successful. In addition, real estate projects can subject us to liabilities related to any deficiencies in the project as constructed. We have utilized insurance to minimize those risks to our shareholders, but we cannot give any insurance that our insurance coverage will provide adequate protection in the event of a catastrophic failure at the project for which we are found liable.

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BOXO’s Movie Production Requires Substantial Capital and Continued Participation from Many Parties.

BOXO’s production projects are capital intensive, frequently costing over $30 Million. Most of the required funds are provided by investors who invest in entities formed for a particular project. Until and unless investor funds are received, it is challenging to retain directors, actors, and others required for movie production. Management believes that the success or failure of each project can impact BOXO’s ability to raise funds for the next project timely. Suppose we were to have several consecutive projects on which investors did not realize hoped-for returns. In that case, raising funds for future projects that provide a reasonable return for the Company or on any terms might become significantly more challenging. Delays in raising capital may substantially and negatively affect BOXO’s results.

The Software Development Market is Highly Competitive and Fragmented. The business software development market is highly competitive and includes many large and small competitors. While we have developed what we believe to be a unique platform that will prove commercially viable, however, there is no assurance that this will prove to be the case or that in the future, software developers working for our competitors will not expand upon or enhance our best features putting us at a competitive disadvantage.

Minority stockholders will likely not have a vote in corporate actions.

Our officers and directors own over all of our super-voting preferred stock. All future actions requiring shareholder approval and the election of our directors will be entirely in their control.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage in legal, accounting, auditing, and other professional services. The engagement of such services is costly, and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, in that case, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in a loss of the investor confidence and a decline in our share price.

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We cannot assure you that our Common Stock will be listed on the OTCQB or any other stock exchange.

Our common stock is currently traded on the Pink Sheets under the symbol NUGN. Our goal is to become a fully reporting company, establish a market price above $1.00, and be included on the OTCQB or a higher exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the OTCQB or any other stock exchange or quotation medium or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “pink sheets,” where our stockholders may find it more difficult to effect a transaction in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria outlined in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such a rule may deter broker-dealers from recommending or effecting transactions in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Risks Related to our Stockholders and Shares of Common Stock

We are currently controlled by our principal stockholders, who include our sole director and executive officers.

At present, David Stybr, our CEO, owns all 100 of the issued and outstanding shares of our super-voting preferred stock, which gives him 51% of the shareholder voting power of the Company. Consequently, he can effect total control of the operations of the Company and, even if additional shares of our Common Stock are sold, he will continue to have the ability to influence or control substantially in all matters submitted to stockholders for approval, including:

* Electing our entire board of directors, which currently consists of only Mr. David Stybr and Mr. Justin Mathews;

* Removing directors;

* Amending our certificate of incorporation and bylaws;

* Approving a business combination with an acquisition candidate; and

* Adopting measures that could delay or prevent a change in control or impede a merger, takeover, or other business combination of the Company.

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This concentration of ownership and management by itself may impede a merger, consolidation, takeover, or other business consolidation or discourage a potential acquirer from making a tender offer for our Common Stock.

Our Common Stock will likely be considered a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed “penny stock,” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information concerning transactions in such securities). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” generally refers to institutions with assets over $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock, but we plan to do so in the future.

We have never paid dividends on our Common Stock, but once the situation in Company allows that, we have this option as valid to discuss on the management level and approve it. We would be delighted to share success in our projects with our shareholders.

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We are an “emerging growth company” under the JOBS Act of 2012. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in three years, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more challenging to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we cannot raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

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We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences, and privileges that may adversely affect the common stock.

We are authorized to issue 24,000,000 shares of “blank check” preferred stock, with such rights, preferences, and privileges as may be determined from time to time by our board of directors. Less than two million of these shares have been designated, and approximately 22,000,000 shares of preferred stock are available for designation and issuance. Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences, and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. Under certain circumstances, the preferred stock could also be utilized as a method for raising additional capital or discouraging, delaying, or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Overview

We primarily engage in developing BOXO projects development where our business model consists of financing new movies or engaging in a stage before starting distribution. BOXO is paid once the distributor company comes into the project; thus, Livento can turn around the investment equity quickly.

AI product has current revenues from our clients in the form of fees for our services, and we invest part of these back into the product’s continuous upgrade. We provide our clients with analytical services where we use our software to deliver them requested portfolio setting, and we charge an initial data analysis fee if the client uses the results of our software regularly; we charge fees based on the size of assets he has under management and type of additional services he requires. We divide our prices based on the number of data sets that need to be analyzed.

BOXO production revenues will be reflected further this year as the first projects enter a revenue stage. BOXO projects are currently in differing stages of production.

Our current real estate project is in a revenue production phase as apartments are becoming subject to purchase contracts and sell.

Recent Developments

In Q1 2022, while the Convid-19 pandemic appears to be ending, management decided to acquire Livento. We believe this strategy has secured investors and attention for BOXO’s efforts.

New movies are lined up every two weeks, and our producer team chooses the one with the highest added value for shareholders regarding current cash flow and potential movie effects.

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AI product continues in normal development, where our internal team is providing services to several investment houses for portfolio optimization.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments, estimates, and uncertainties and potentially result in materially different results under different assumptions and conditions. We believe the following are our critical accounting policies:

Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented by accounting principles generally accepted in the United States and are expressed in US dollars.

The basis of accounting differs in certain material aspects from that used for preparing the books of the Subsidiaries, which are prepared by the accounting principles and relevant financial regulations applicable to limited liabilities enterprises established in their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of the Subsidiaries to present them in conformity with U.S. GAAP.

Functional and presentation currency

The accompanying consolidated financial statements are presented in the United States dollar (“USD”), the Company’s reporting currency.

Related parties

The Company adopted ASC 850, Related Party Disclosures, to identify related parties and disclose related party transactions.

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered a related party transaction when resources or obligations are transferred between related parties. Related parties may be individuals or corporate entities.

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Revenue Recognition

The Company adopted ASC 606 requires using a new five-step model to recognize revenue from customer contracts. The five-step model requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company recognizes software service fees over time as performance obligations are satisfied over the life of the service, usually, with an average duration of one year. Payments received in advance from customers are recorded as “Deferred revenues.” Such advance payments received are non-refundable after the thirty days refund period.

The cost of revenue consists primarily of the outsourced information technology support service, internal employees, consultants, service charges for cloud computing, and related expenses, which are directly attributable to the revenues.

Going Concerned

The Company’s financial statements, as of June 30, 2022, are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has tried to establish an ongoing and stable source of revenues and cash flows sufficient to cover its operating costs and allow it to continue as a going concern. The Company has accumulated a net profit of $633,668 as of June 30, 2022. The cash balances as of June 30, 2022, were $347,833. These factors, among others, support the ability of the Company to continue to fulfill its targets.

However, management cannot assure that the Company will accomplish any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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Results of Operations

Financial Statements showing result for Q2 2022.

NuGene International, Inc.

Balance Sheet Previous Year Comparison

Accrual Basis

As of June 30, 2022, and December 31,2021 and December 31, 2020

	Dec 31,2020	Dec 31,2021	Q1-Q2, 2022
ASSETS
Current Assets
Checking/Savings
Cash	2 300	484 183	118 344
Total Checking/Savings	2 300	484 183	118 344
Accounts Receivable	0	0	263 300
Other Current Assets
Other Accounts Receivable	0	0	0
Inventories	0	0	0
Total Other Current Assets	0	0	0
Total Current Assets	2 300	484 183	381 645
Fixed Assets
Accumulated Depreciation	0	0	0
Furniture and Equipment	0	0	0
Property & Equipment	2 500 000	2 757 700	2 757 700
Total Fixed Assets	2 500 000	2 757 700	2 757 700
Intangible Assets	6 863 089	17 099 459	20 170 475
Other Assets	0	0	0
Deposits	0	0	0
Security Deposits Asse	0	0	0
Total Other Assets	0	0	0
TOTAL ASSETS	9 365 389	20 341 342	23 309 819
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	5 000	248 900	314 999
Credit Cards	0	0	0
Other Current Liabilities	0	0	0
Accounts Payable	0	0	161 210
Derivative Liabilities	0	0	0
Notes Payable	0	0	0
Payroll Liabilities	0	0	0
Related Parties Payable	0	0	0
Total Other Current Liabilities	0	0	161 210
Total Current Liabilities	5 000	248 900	476 209
Long Term Liabilities	0	0	0
Total Liabilities	5 000	248 900	476 209
Equity
Additional Paid in Capital	19 418 062	25 393 932	13 288 662
Capital Stock	0	0	0
Common Stock	5 925	76 590	20 900
Dividends Paid	0	0	0
Opening Balance Equity	0	0	0
Owner or member capital	2 500 000	6 681 000	21 681 241
Preferred Stock	192	0	120
Retained Earnings	-12 652 790	-12 638 982	-12 790 982
Net Income	89 000	579 902	633 668
Total Equity	9 360 389	20 092 442	22 833 610
TOTAL LIABILITIES & EQUITY	9 365 389	20 341 342	23 309 819

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Profit & Loss Previous Year Comparison

Accrual Basis

As of June 30, 2022, and December 31,2021 and December 31, 2020

	Dec 31,2020	Dec 31,2021	Q1-Q2,2022
Ordinary Income/Expense
Income
Merchandise Sales	750 000	1 840 600	951 500
Sales Discounts	0	0	0
Total Income	750 000	1 840 600	951 500

Cost of Goods Sold	0	0	0
Merchant Account Fees	0	0	0
Total COGS	0	0	0

Gross Profit	750 000	1 840 600	951 500

Expense
Advertising and Promotion	0	0	15 715
Automobile Expense	0	0	0
Bank Service Charges	0	0	0
Computer and Internet Expense	135 000	334 500	22 761
Depreciation Expense	0	0	0
Insurance Expense	0	0	0
Interest Expense	0	0	0
Janitorial Expense	0	0	0
Meals and Entertainment	0	0	0
Office Supplies	0	0	8 000
Payroll Expenses	0	0	0
Professional Fees	526 000	838 817	249 356
Rent Expense	0	87 100	22 000
Repairs and Maintenance	0	0	0
Telephone Expense	0	0	0
Uniforms	0	0	0
Utilities	0	0	0
Total Expense	661 000	1 260 417	317 832

Net Ordinary Income	89 000	580 183	633 668

Other Income/Expense	0	0	0
Other Income	0	0	0
Other Expense	0	0	0
Net Other Income	0	0	0

Net Income	89 000	580 183	633 668

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Discussion about 2020 to 2021

Livento Group had revenue from Elisee and our management services accounted for $750,000. Our expenses consisted mainly from items related to Elisee development including professional fees, hardware and software costs and consultants. Revenue from residential development projects amounted to $661,000. Our profit was $89,000 for year ending 2022.

Between year 2020 and 2021 our revenue increased due to our obtaining new clients for Elisee platform. We increased our staff and created fully dedicated team for Elisee as we have finalized the system development for Dow Jones Industrial Average Index data for one more client and we started delivering services to him.

During 2020 was commenced work on a residential project development and we acquired land for it in Prague, Czech Republic. The project was introduced to several banks for financing, and we secured pre-sales as required by our bank in the amount of $500,000. As a result we are able to commence construction. Construction cost was projected for $2,100,000 and construction time was slightly over 2 years.

Discussion about 2021 to 2022

Livento Group has been operating in the US and Europe since 2019, and on March 31, 2022, it was acquired by Nugene International, Inc., which subsequently changed its name to Livento Group, Inc. We had revenue of $951,500 in the first two quarters of 2022. These came from sales of Elisee and our management services to real estate projects. Elisee sales accounted for $585,000, deferred movie revenues for developed parts $171,000 and $195,000 for real estate management. Gross revenues of Livento Group LLC grew 1463% compared to 2Q 2021.

There is currently no accounted-for Cost of Goods Sold as with the AI software. We didn’t have direct costs during this reporting period; we just had professional fees and office expenses. Most of the revenue for the quarter that ended June 30, 2022, was derived from software fees in the USA and Europe markets. Management believes that the increased revenues are related to our expanded staffing. The main reason is the hiring of new investment representative people and intermediary consultants that support gaining new clients. Our expenses were $249,356, mainly salaries and consulting fees, cloud fees, servers, and legal expenses.

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Professional fees increased during this period as we hired services to develop Elisee and more people in administration regarding the process of getting change don’t with NuGene International, Inc. Compared to the previous period, we took larger office space to accommodate more people’s needs.

All of the above resulted in a profit of $633,668.

Because of inflation, increased costs of construction, and smaller profit margins, we are transferring our focus to BOXO and Elisee. BOXO is undertaking more projects and requires more investment than we can generate, and demand for Elisee is increasing due to current market volatility. We believe the capital generated from the disposal of our real estate properties will provide the required cash for these operations.

COVID-19 outbreak

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, workforce, and customers and created significant volatility and disruption of financial markets. It has also disrupted the normal operations of many businesses, including ours. This outbreak could decrease spending, adversely affect demand for our services and harm our company and the results of operations. It is not possible for us to predict the duration or magnitude of the adverse consequences of the outbreak and its effects on our business or the results of operations at this time.

Liquidity and Capital Resources.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis.

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Statement of Cash Flows

Accrual Basis

June 2022 and June 2021

	Q1-Q2/2022	Q1-Q2/2021
OPERATING ACTIVITIES
Net Income	633 668	40 533
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	281 995	740 600
Inventories	0	0
Accounts Payable	-307 833	-700 067
Derivative Liabilities	0	0
Notes Payable	0	0
Payroll Liabilities	0	0
Related Parties Payable	0	0
Net cash provided by Operating Activities	-25 837	40 533

INVESTING ACTIVITIES
Accumulated Depreciation	0	0
Furniture and Equipment	0	0
Property & Equipment	-840 002	-295 000
Deposits	0	0
Security Deposits Asset	0	0
Net cash provided by Investing Activities	-840 002	-295 000

FINANCING ACTIVITIES
Additional Paid in Capital	0	0
Capital Stock	0	0
Common Stock	0	0
Dividends Paid	0	0
Owner or member capital	500 000	600 000
Preferred Stock	0	0
Retained Earnings	0	0
Net cash provided by Financing Activities	500 000	600 000

Net cash increase for period	-365 839	345 533

Cash at beginning of period	484 183	2 300

Cash at end of period	118 344	347 833

We had about $118,344 cash on hand on June 30, 2022. This is adequate for our planned operations through the end of 2022. In addition, we anticipate approximately $1,000,000 in net revenue from the sale of condominium units under construction. To build the BOXO brand fully, the Company intends to rely on a more considerable amount of net income and cash inflow in the coming year. In addition, we also plan to receive additional investments for our business through private equity sales.

In the previous period, Company closed several pending invoices and received larger payments than the actual period where our receivable for Elisee software stayed open. This was caused mainly by the market volatility where our client hedge funds delayed some payments. The situation cleared in June 2022.

Our billing for Elisee is generally quarterly, with payment up to 60 days, thus creating a need for working capital.

Our contracts for Elisee are generally 24 months, providing stable revenue and cash flow. We are engaged in the production of three movies; where the first one should provide revenue during 1Q of 2023 and the others near the end of 2023.

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Our debt is mainly operational liabilities, including one $61,400 loan and payments for rent, professional studies, and marketing. We will pay these outstanding amounts as they come due. The Loan is to be repaid in 1Q 2023, and we believe our cash flow will be sufficient to pay it.

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources and would be considered material to investors.

Item 3. Properties.

Property, plant and equipment

Our property, plant, and equipment on June 30, 2022, consists of our software product, budgeted and planned real estate projects, and BOXO Productions projects.

Livento is finalizing the sale of 16 condominium units in a building in a suburb of Prague that was fully pre-sold in 2021. Livento will finalize sales to clients during September 2022. Our internal team managed this project from land acquisition through project planning and realization. The project was financed by 65% by bank loans which will be repaid on the sale of the units.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 29, 2022, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to own any shares beneficially: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For this table, a person or group of persons is deemed to have “beneficial ownership” of shares of common stock that such person has the right to acquire within 60 days of September 12, 2022. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within 60 days of September 12, 2022, are deemed to be outstanding but is not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address set forth on the cover of this report.

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Name and address of beneficial owner	Number of Shares Owned (1)	Percent of Class (2)

David Stybr (3)	0	0%

Justin Mathews	0	0%

David Zich	0	0%

All officers and Directors as a group (3 persons) (3)	0	0%

1.	Does not account for the shares of Series A Preferred Stock which have 51% of the voting power of the Company and are held solely by David Stybr.
2.	Based on shares of common stock outstanding as of June 27, 2022 of 209,001,268 shares.
3.

Does not include 100 shares of super voting preferred stock which gives Mr. Stybr effective control of the Company.

The following table sets forth certain information regarding our shares of Series A Super Voting Preferred Stock beneficially owned as of June 29, 2022, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of Series A Super Voting Preferred Stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to own any shares beneficially: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For this table, a person or group of persons is deemed to have “beneficial ownership” of shares of common stock that such person has the right to acquire within 60 days of September 12, 2022. For purposes of computing the percentage of outstanding shares of our Series A Super Voting Preferred Stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within 60 days of September 12, 2022, are deemed to be outstanding but is not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address set forth on the cover of this report.

Series A Preferred Stock

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
David Stybr	100	100%
All officers and directors as a group (3 persons)	100	100%

The Series A Preferred Stock, voting as a class, has 51% voting control of the Company.

The Company has 1,204,426 shares of Series C Preferred Stock outstanding, each of which shares is convertible at the option of the holder into 100 shares of common stock. These shares are held by four holders, none of whom are presently 5% beneficial owners of the Company’s common stock and none of whom would be 5% beneficial owners of the Company’s common stock if they were to convert all of their Series C Preferred Stock into common stock.

Item 5. Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	AGE	Position(s)	Holds shares
David Stybr	39	President and Chief Executive Officer	100 Series A Preferred stock

Justin Mathews	49	Investor Relations Officer and a Director	N/A

David Zich	27	Treasury and Secretary	N/A

David Stybr

David Štýbr has been the CEO of Livento Group since 2015 and is the founder of BOXO. He manages the Company’s business operations, projects, and team. Štýbr’s previous roles include being the CEO of OTT Ventures, a venture capital company, from 2018 to 2021, the various executive positions at CPI Property Group, and its affiliate CPI Byty, a real estate manager and operator, from 2015 to 2018.

Justin Mathews

Justin Mathews has been Investor Relations Director of Livento Group and its subsidiary BOXO since 2020. He is responsible for identifying, building, and maintaining relationships with the private investor community. He also sources investment opportunities and creates and maintains relationships with the Company’s partners. Previously, Mathews held various roles at Morgan & Banks Australia, TMP Worldwide (now TMP Worldwide Advertising & Communications LLC), and IMSG PLC, from 2011 till 2018, and from 2018 to the present has been the principal and founder of Human Capital Advisory Group, a provider of HR services.

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David Zich

David Zich has been the Secretary and Treasurer of the Company and BOXO 2022. He is responsible for the Company’s operational management activities, including change management, internal and external communication, human resources, and strategic metrics. Before his current role, Zich was a key account manager and later a sales manager at a hospitality timeshare company from 2018 to 2022 and a project manager at Euro Dot from 2020 to 2022.

During the past five years, there have been no events under any bankruptcy act, no criminal proceedings, and no judgments, injunctions, orders, or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter, or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings, and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business.

There are no family relationships among our officers and directors.

We do not have any independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

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●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’ s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Mr. David Stybr is not considered independent because he is the Company’s Chief Executive Officer.

Mr. Mathews is not considered independent because of his compensated consulting work for the Company.

We do not currently have a separately designated audit, nominating or compensation committee.

Item 6. Executive Compensation.

CEO of the Company is entitled to receive $12,000 per month, and Mr. Mathews is entitled to $4,000 per month pursuant to consulting agreements that are cancellable by either party on one month’s notice in the case of Mr. Matthews and three months’ notice in the case of Mr. Stybr.

The Company may adopt a share benefit program or other stock or option compensation plan in the future.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

During 2022, Mr. Stybr made a capital contribution of Livento LLC to the Company in exchange for 100 shares of Class A Preferred Stock.

Item 8. Legal Proceedings.

There is no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it. The Company is considering bringing litigation to resolve its possible liabilities under a variable rate convertible note which we believe is not legal under the New York law the note recites as governing. However, we have not commenced this litigation as of the date of this filing. As described elsewhere herein, the note was issued at a substantial discount and provides for conversion at a price that is at least a 40% discount to market. In the opinion of the Company, the note would be criminally usurious under the principles set forth by the New York Court of Appeals in Adar Bays, LLC v. GeneSys ID, Inc. (2021 NY Slip Op 05616). As with any matter involving litigation, the ultimate outcome can not be free from doubt.

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Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Common Stock is included on the Pink Sheets under the Symbol NUGN and is currently quoted at $0.065 with active trading. There are approximately 69 holders of record of our common stock. Other holders have their stock deposited at brokers and their shares are in street name.

We have not paid any cash dividends to date, but should the company’s needs allow it, the Board of Directors intends to declare dividends from future earnings.

We have not authorized the issuance of securities under retirement, pension, profit sharing, stock option, or other equity compensation plans.

The last reported price was $ .155 on September 8, 2022.

Period			High	Low
April 1, 2022	-	June 30, 2022	.200	.014
January 1, 2022	-	March 31, 2022	.065	.004
October 1, 2021	-	December 31, 2021	.048	.007
July 1, 2021	-	September 30, 2021	.045	.005
April 1, 2021	-	June 30, 2021	.023	.004
January 1, 2021	-	March 31, 2021	.018	.003
October 1, 2020	-	December 31, 2020	.008	.002
July 1, 2020	-	September 30, 2020	.019	.003
April 1, 2020	-	June 30, 2020	.037	.001
January 1, 2020	-	March 31, 2020	.003	.001

Item 10. Recent Sales of Unregistered Securities.

During the past two fiscal years, the Company has issued the following shares of common stock without registration:

9,760,000 shares of common stock were issued in connection with conversions of convertible promissory notes. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering, and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

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107,232,803 shares of common stock were issued in connection with the settlements of outstanding convertible promissory notes. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering, and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

55,254,666 shares of common stock were issued to investors on privately negotiated transactions for cash. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

29,517,720 shares were issued for services. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

6,000,000 shares of common stock were issued upon automatic conversion of the Company’s former Series A Preferred Stock in accordance with its terms. The transaction was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as a transaction between an issuer and its existing security holders, and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

Item 11. Description of Registrant’s Securities to be Registered.

This description of our securities is a summary only of specific provisions contained in our Certificate of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

Common Shares

The Company’s Certificate of Incorporation authorizes the Company to issue an aggregate of 800,000,000 shares of Common Stock, a par value of $0.0001 per share. As of July 5, 2022, 209,001,268 shares of our Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share in dividends, if any, as the Board of Directors may declare from time to time out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of Common Stock do not have cumulative or preemptive rights.

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Super Voting Shares

The Company has designated and issued 100 shares of Series A Preferred stock. The owner of these shares has 51% of all voting rights, regardless of the number of other shares issued. Our CEO, David Stybr, owns all of these shares and can control our affairs.

Series C and Series D Preferred Shares

We have designated 10,000,000 shares as Series C Preferred Stock and 1,000,000 shares as Series D Preferred Stock. As of September 12, 2022, 61,204,426 shares of our Series C Preferred Shares were issued and outstanding, and no shares of Series D Preferred Stock were outstanding. Each share of Series C or Series D Preferred Stock converts into 100 shares of common stock as the common stock is presently constituted but has no rights to dividends. Upon liquidation of the Company, holders of Series C or Series D Preferred Stock will receive such amount as the holder would have received had they converted to common stock immediately before the liquidation. The only difference between the Series C Preferred Stock and the Series D Preferred Stock is that the Series C Preferred Stock is not adjusted for stock splits and combinations. At the same time, the Series D Preferred Stock will have a proportional adjustment, and holders of Series C Stock may not affect a conversion that would place their total ownership of the shares of common stock above 4.99% of the outstanding.

Debt Securities

As of the date of this registration statement, we have not issued any debt securities. There is one outstanding variable rate note in the original principal amount of $120,000. Management believes that this note is null and void under applicable law and is considering litigation against the holder of the note. The note can substantially dilute the common stock if not resolved through litigation or settled.

The note was issued on 31th of October 2016 to Kodiak Capital Group LLC on April 28, 2017, with a 5% per annum stated interest rate. The note provides for interest, penalties, pre-payment penalties, and the right to convert substantially below the current market price of our stock. Management believes that the note would be considered criminally usurious under current New York law (the note states that it is to be governed by New York law). The note provides for a 16.67% original issue discount, is convertible at a 40% discount to the lowest market price of the Company’s common stock during the 30 trading days preceding the conversion with additional penalties in the event of a default as defined in the note.

Warrants

As of the date of this registration statement, we have not issued any warrants, options, or other securities which are convertible into or exercisable for shares of our Common Stock other than the preferred stock described above.

Other Securities to Be Registered

We are not registering any securities other than our Common Stock in this registration statement.

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Item 12. Indemnification of Directors and Officers.

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. Concerning a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding and if the officer or director is judged liable only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

Set forth below is a list of our financial statements included in this registration statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.	Following the Signature Page

(b)	Exhibits.

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Exhibit No.	Description

3.1	Certificate of Incorporation. Incorporated by reference to Exhibit 3(i) of the Company’s Registration Statement on Form S-1 File Number 333-192997 filed December 20, 2013.

3.2	Bylaws. Incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form S-1 File Number 333-192997 filed December 20, 2013.

3.3	Certificate of Amendment to the Certificate of Incorporation filled December 23, 2014. Filed with the initial filing of this Form 10.

3.4	Certificate of Amendment to the Certificate of Incorporation filled January 5, 2015. Filed with the initial filing of this Form 10.

3.5	Certificate of Designation of old Series A Preferred Stock. Filed with the initial filing of this Form 10.

3.6	Certificate of Designation of Series B Preferred Stock. Filed with the initial filing of this Form 10.

3.7	Certificate of Change filed April 3, 2021. Filed her with the initial filing of this Form 10.

3.8	Certificate of Change of Certificate of Designation filed April 12, 2021. Filed with the initial filing of this Form 10.

3.9	Certificate of Change filed July 14, 2021. Filed with the initial filing of this Form 10.

3.10	Certificate of Designation of Series C Preferred Stock as amended and restated. Filed with the initial filing of this Form 10.

3.11	Certificate of Designation of Series D Preferred Stock. Filed with the initial filing of this Form 10.

3.12	Certificate of Designation of new Series A Preferred Stock. Filed with the initial filing of this Form 10.

3.13	Certificate of Amendment, name change. Filed with the initial filing of this Form 10.

10.1	Consulting Agreement between the Company and David Stybr. Filed with the initial filing of this Form 10.

10.2	Consulting Agreement between the Company and Justin Mathews. Filed with the initial filing of this Form 10.

10.3	Order appointing custodian of the Corporation. Filed herewith.

10.4	Stock Purchase Agreement, March 2022. Filed herewith

10.5	Agreement, dated March 31, 2022, between David Stybr and Livento Group, LLC. Filed herewith

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment Number 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 12, 2022	Livento Group, Inc.

	By	/s/ David Stybr
Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Justin Mathews, Director

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